Exhibit 99.1

AVITA Medical Announces Appointment of Michael Tarnoff, MD, FACS, to its Board of Directors and Transition of Board Chair Role to Cary Vance

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Dr. Tarnoff brings extensive executive and medical leadership experience from various organizations, including Tufts Medical Center and Medtronic.
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The Board thanks Lou Panaccio, its long-standing Board Chair, for his service as he steps down and Cary Vance assumes the Chair position.

VALENCIA, Calif., August 6, 2025, and MELBOURNE, Australia, August 7, 2025 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a leading therapeutic acute wound care company delivering transformative solutions, announced today the appointment to its Board of Directors (the “Board”) of Michael Tarnoff, MD, FACS, as a non-executive Director, effective August 6, 2025. Dr. Tarnoff’s appointment comes as the Company further strengthens its focus on advancing patient-centric, wound-healing technologies and expands its presence across hospitals, burn centers, and trauma care settings.

“We’re thrilled to welcome Dr. Tarnoff to our Board during this pivotal phase of growth,” said Jim Corbett, Chief Executive Officer of AVITA Medical. “His leadership and expertise in clinical innovation will help us continue to scale AVITA’s impact as a therapeutic acute wound care company.”

Dr. Tarnoff commented: “AVITA’s mission to redefine wound care through science and compassion deeply resonates with me. I’m energized by the opportunity to help guide a company that’s transforming patient outcomes and leading innovation in therapeutic acute wound care innovation.”

The Company’s Board also announced today that Lou Panaccio has stepped down from the position of Board Chair, and that the Board has elected Cary Vance to assume the Chair position, effective August 7, 2025.

In thanking Mr. Panaccio for his more than 10 years of service as Board Chair, Jim Corbett, said, “On behalf of the entire Company and the Board, I want to express our deepest gratitude to Lou. His leadership as our Board Chair has reflected his enduring dedication to our mission and the growth of our Company. We are delighted to have Cary assume the Board Chair position. His passion for innovation and extensive commercial experience will continue to be invaluable as he leads our Board in its continued support of our Company as we transform acute wound care.”

About Michael Tarnoff

Michael Tarnoff, MD, FACS, spent 23 years at Tufts Medical Center in various executive roles, most recently as Chief Physician Executive and CEO until 2024. He also served as Chief Medical Officer and Vice President, Medical Affairs at Medtronic from 2015 to 2019. From 2008 to 2015, he was corporate Chief Medical Officer and Vice President at Covidien's Surgical Devices division. His earlier roles include Medical Director at GI Dynamics (2006-2008) and Chief Medical Consultant at Tyco Healthcare (2005-2008). He earned a B.A. from Washington University and a medical degree from the University of Medicine and Dentistry of New Jersey, followed by a general surgery residency at Rutgers and a laparoscopic surgery fellowship at Cleveland Clinic.

About Cary Vance

Cary Vance brings over 25 years of executive leadership experience across the global healthcare industry, with a focus on transformative medical technologies. He previously held CEO roles at PhotoniCare, Inc., Titan Medical, XCath, OptiScan Biomedical, Myoscience, and Hansen Medical. Mr. Vance has a proven track record of driving growth, commercialization, and value creation for companies delivering disruptive healthcare solutions. Earlier in his career, he held senior leadership positions at Teleflex, Covidien, and GE HealthCare. Mr. Vance is Lean/Six Sigma Black Belt Certified and holds both a BA in Economics and an MBA from Marquette University. He joined the Board on April 1, 2023.

About AVITA Medical, Inc.

AVITA Medical® is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies are designed to optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is the RECELL® System, approved by the FDA for the treatment of thermal burn wounds and trauma wounds. RECELL harnesses the healing properties of a patient’s own skin to create Spray-On Skin™ Cells, offering an innovative solution for improved clinical outcomes at the point-of-care. In the U.S., AVITA Medical also holds the exclusive rights to manufacture, market, sell, and distribute PermeaDerm®, a biosynthetic wound matrix, and the exclusive rights to market, sell, and distribute Cohealyx™, an AVITA Medical-branded collagen-based dermal matrix.

In international markets, the RECELL System is approved to promote skin healing in a wide range of applications including burns and full-thickness skin defects. The RECELL System, excluding RECELL GO®, is TGA-registered in Australia, has received CE mark approval in Europe, and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “look forward,” “may,” “project,” “outlook,” “target,” “will,” “would,” and similar words or expressions, and the use of future dates. Forward-looking statements include, but are not limited to, statements relating to the timing and realization of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; the effect of regulatory actions; and other business effects, including the effects of industry, as well as other economic or political conditions outside of the Company’s control. These statements are made as of the date of this release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Ben Atkins

Phone +1-805 341 1571

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.